Exhibit 99.3

For immediate release

Young Broadcasting Announces Receipt of Tenders for
100% of its 8-1/2% Senior Notes due 2008

New York, NY, May 2, 2005 — YOUNG BROADCASTING INC. (“YBI” or the “Company”) (NASDAQ: YBTVA) today announced that 100% of its $246,890,000 outstanding principal amount of 8-1/2% Senior Notes due 2008 (the “Notes”) had been validly tendered and not validly withdrawn pursuant to its previously announced cash tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”).  The terms of the Offer and the Consent Solicitation are more fully described in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and related Letter of Transmittal and Consent, each dated April 11, 2005.

As previously announced, YBI has also received the consents necessary to adopt the proposed amendments to the indenture governing the Notes, and a supplemental indenture to effect such proposed amendments has been executed.  The proposed amendments are described in the Statement.  As a result of the execution of the supplemental indenture, tendered Notes may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the Statement.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on May 13, 2005, unless extended or earlier terminated.  On or about Tuesday, May 3, 2005, which is the expected closing date of YBI’s previously announced proposed amended credit facility, YBI expects to elect to accept for payment all validly tendered Notes.  The obligations of YBI to accept for purchase and pay for Notes in the Offer is conditioned on, among other things, the closing of such amended facility, and there can be no assurance that such closing will occur.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any Notes. The Offer and the Consent Solicitation are being made solely pursuant to the Statement and related Letter of Transmittal and Consent.

YBI has retained Wachovia Securities, Lehman Brothers and Merrill Lynch to serve as the dealer managers and solicitation agents for the Offer and the Consent Solicitation. Questions regarding the Offer and the Consent Solicitation may be directed to Wachovia Securities at (704) 715-8341 or (866) 309-6316, to Lehman Brothers at (212) 528-7581 or (800) 438-3242 or to Merrill Lynch at (212) 449-4914 or (888) ML4-TNDR.  Requests for documents in connection with the Offer and the Consent Solicitation may be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 or (866) 470-3900.

YBI owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network

(WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070